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                                                                    EXHIBIT 11.1


                           Motorvac Technologies,Inc.
                   Calculation of Proforma Net Loss Per Share
                           For the Three Months Ended
                                 March 31, 1996


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
Proforma Net Loss:

Net Loss                                                                    (491,997)
Proforma Reduction of Interest Expense                                       106,263
                                                                         -----------
Proforma Net Loss                                                           (385,734)
                                                                         ===========
Proforma Weighted Average Outstanding Common and
    Common Equivalent Shares:

Common Stock Outstanding, December 31, 1995                                  948,000

Common stock equivalents:
    Conversion of Series A Preferred Stock                                   966,247
    Conversion of Series B Preferred Stock                                   570,150
    Common Shares Issued in Initial Public Offering                                0
    Incremental Shares, assuming exercise of options granted
        after January 1, 1995 (0 if dilutive to EPS)                               0
    Conversion of $4,410,300 of Notes Payable to Related party               820,521
    Shares Related to repayment of Interest                                   19,770
                                                                         -----------
Proforma Weighted Average Outstanding Common and
    Common Equivalent Shares                                               3,324,688
                                                                         ===========
Proforma Net Loss per Share                                                    -0.12
                                                                         ===========
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